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                                [PREFERRED LOGO]


                                          ,1997


Mr. Mel Harris
10800 Biscayne Boulevard
Penthouse
Miami, FL 33161

Dear Mel:

This letter sets forth the terms of your employment as Chairman of the Board of Directors and Chief Executive Officer of Preferred Employers Holdings, Inc. (the "Company"), commencing as of the date hereof and continuing for a period of one year thereafter (the "Term"):

1. Your salary shall be $150,000 per year throughout the Term. In addition, you will receive reimbursement for all business expenses related to the Company and medical insurance and will be entitled to receive perquisites similar to perquisites made available to other senior executives of the Company.

2. Your employment will automatically renew for successive one-year periods, unless either party gives notice to the other party of its desire to terminate such employment at least 90 days before the commencement of any renewal period.

3. You hereby agree to devote such time as is necessary and, in any event, no less than 80% of your total busienss time, to the affairs of the Company.

4. You hereby agree that at all times while you are employed by the Company, in any capacity, and for a period of three (3) years after the date of the termination of your employment with the Company, irrespective of the manner of such termination, you will not (i) be employed or retained by, seek employment with, or serve as an employee, agent, officer, director of, partner of, or as consultant to, or directly or indirectly acquire or own in any manner an interest in (whether as owner, operator, stockholder, director, financial backer, creditor, consultant, partner, agent or otherwise), any person, firm, partnership, corporation, association, sole proprietorship or other entity (an "Entity") which engages in competition with the Company in any and all states in which the Company and/or any of its subsidiaries conduct their respective businesses, (ii) solicit any current or previously solicited potential customer of the Company, or (iii) solicit or induce any person to leave the employ of the Company to engage in activities competitive with any business of the Company; provided, however, that nothing in this Agreement shall prohibit you from (a) owning less than 5% of any class of securities listed on a national securities exchange or traded publicly in an over-the-counter market of any Entity which competes with the business of the Company, or (b) serving as an employee of or a consultant to a diversified Entity which derives no more than 5% of its consolidated gross revenues from a line of business competing with that of the Company. Under no circumstances, however, may your services to such Entity consist of any activities in competition with the business of the Company.

We look forward to continuing our long and pleasant relationship. Please sign and return the original of this letter, retaining the copy for your files.

Sincerely,



Howard Odzer
President



Agreed and Acknowledged:



________________________
Mel Harris